         UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549




                             FORM 8-K

       CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                  SECURITIES EXCHANGE ACT OF 1934




        Date of Earliest Event Reported: February 12, 2001
                    Commission File No. 1-8968




                  ANADARKO PETROLEUM CORPORATION
        17001 Northchase Drive, Houston, Texas  77060-2141
                          (281) 875-1101



  Incorporated in the                     Employer Identification
     State of Delaware                      No. 76-0146568

Item 5.  Other Events

On February 12, 2001, Anadarko Petroleum Corporation (NYSE: APC) announced it had entered into an agreement to acquire Canadian-based Berkley Petroleum Corporation (Toronto: BKP) for C$11.40 per share in cash for an equity value of US$777 million plus the assumption of debt estimated at US$250 million.

Berkley's Canadian assets will become part of Anadarko's existing
Canadian company, Anadarko Canada Corporation, headquartered in
Calgary.

The deal includes a right to match competing offers and a break-up fee. Both companies' boards of directors have unanimously approved the terms of the agreement, and Berkley's board has recommended its shareholders tender their shares to Anadarko.

Anadarko expects to mail an offering circular as soon as possible, but in any event, on or before Feb. 23 that will remain in effect for 21 days. The offer is subject to 66-2/3 percent of the shares of Berkley Petroleum being tendered and is also subject to regulatory approval and other customary conditions. The deal is expected to close the week of March 12. Anadarko will initially fund the acquisition with existing cash and available committed credit facilities. By year-end, the company expects to have funded the deal from excess cash flow and the proceeds from several hundred million dollars of property sales. The transaction will be recorded using purchase accounting.

Berkley Petroleum is an exploration and production company focused on the Western Canadian Sedimentary Basin in Alberta, northeastern British Columbia, Northwest Territories and southeastern Saskatchewan. Anadarko estimates Berkley holds 95 million barrels of oil equivalent (BOE) of net proved reserves (after royalties) -
- approximately 70 percent of which is natural gas. Current average daily net production is 10,900 barrels of oil and 116 million cubic feet of natural gas (14,500 barrels of oil and 155 million cubic feet of natural gas per day on a working interest basis). Berkley has approximately 140 employees.


Anadarko will hold 4.7 million acres net (3.5 million undeveloped net, 1.2 million developed net) in Canada in all the major
Canadian exploration gas plays, particularly in northeastern
British Columbia, the Alberta foothills, the Northwest
Territories, the Scotian Shelf and the Mackenzie Delta.

Item 7(c).  Exhibits

99   Anadarko Petroleum Corporation Press Release, dated
       February 12, 2001

                             SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized officer.


                        ANADARKO PETROLEUM CORPORATION


February 14, 2001         By:      [MICHAEL E. ROSE]
                        (Michael E. Rose, Executive Vice President,
                            Finance and Chief Financial Officer)